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                                                                    EXHIBIT 11.1


ON ASSIGNMENT, INC.
STATEMENTS OF COMPUTATION OF NET EARNINGS PER
COMMON AND COMMON EQUIVALENT SHARES (UNAUDITED)


                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                      1998              1997
                                                   -----------      -----------
Net income used to compute basic and
    diluted earnings per share                     $ 2,318,000      $ 1,630,000
                                                   ===========      ===========

Basic earnings per share                           $      0.22      $      0.16
                                                   -----------      -----------

Weighted average number of shares outstanding
    used to compute basic earnings per share        10,767,000       10,372,000


Dilutive effect of stock options                       435,000          488,000
                                                   -----------      -----------


Number of shares used to compute
    diluted earnings per share                      11,202,000       10,860,000
                                                   -----------      -----------

Diluted earnings per share                         $      0.21      $      0.15
                                                   ===========      ===========